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                                  EXHIBIT 3.8
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                          CERTIFICATE OF INCORPORATION


                                       OF

                       TELEPHONE BUSINESS MEETINGS, INC.


     FIRST:  The name of the corporation is Telephone Business Meetings, Inc.

     SECOND: The registered office of the corporation in the State of Delaware is located at 1310 King Street, Wilmington, New Castle County, Delaware, and its registered agent is PJEKS Corporate Services, Inc.

     THIRD: The purpose of the corporation and the nature and objects of the business to be transacted, promoted, and carried on are primarily to establish, operate and conduct a telephone conferencing business, and all necessary or appropriate activities related thereto, including but not limited to, the purchase, sale, or lease of real and personal property and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand shares of common stock with a par value of one cent each.

     FIFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provision of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SIXTH: The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or
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agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect of any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SEVENTH: No director of the corporation shall have any personal liability to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under (S)174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     EIGHTH: The name and address of the incorporator is Donna Rider, 26 The Green, Dover, Delaware 19901.

     NINTH: The Board of Directors shall have the power to make, add to, delete from, alter, and repeal the By-Laws.

     TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors, and stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED INCORPORATOR, for the purposes of forming a corporation, in pursuance of an act of the legislature of the State of Delaware entitled "An Act Providing a General Corporation Law" (approved March 10, 1899) and any acts amendatory thereof and supplemental thereto, does make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly has hereunto set her hand and seal this 16th day of December, 1981.


                                    /s/  Donna C. Rider
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                                    INCORPORATOR


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